EXHIBIT 99.1

Thursday, January 28, 2016

Contact:	Tom Cherry, President & CFO
(804) 843-2360

C&F Financial Corporation

Announces Net Income for 2015

West Point, Va., January 28, 2016—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank), today reported net income of $12.5 million for the year ended December 31, 2015, or $3.68 per common share assuming dilution, compared with $12.3 million, or $3.59 per common share assuming dilution, for the year ended December 31, 2014. The Corporation reported net income of $2.3 million for the fourth quarter of 2015, or $0.68 per common share assuming dilution, compared with $2.4 million, or $0.71 per common share assuming dilution, for the fourth quarter of 2014.

For the year ended December 31, 2015, the Corporation’s return on average common equity (ROE) and return on average assets (ROA) were 9.87 percent and 0.92 percent, respectively, compared to a 10.32 percent ROE and a 0.93 percent ROA for the year ended December 31, 2014.  For the fourth quarter of 2015, the Corporation’s ROE and ROA, on an annualized basis, were 7.07 percent and 0.67 percent, respectively, compared to 7.82 percent and 0.73 percent, respectively, for the fourth quarter of 2014. The decline in ROE for the year ended December 31, 2015, compared to the year ended December 31, 2014, resulted from internal capital growth of 6.1 percent, which outpaced earnings growth. The decline in ROE for the fourth quarter of 2015, compared to the fourth quarter of 2014, resulted from internal capital growth of 5.5 percent and a small decline in earnings. The decline in ROA for both the year and fourth quarter of 2015, compared to the same periods in 2014, resulted from increases in average assets that were primarily due to the 7.0 percent and 4.7 percent increases, respectively, in average loans, while earnings remained fairly comparable.

“Net income for year ended December 31, 2015 was $12.5 million, which increased 1.5 percent compared to net income for 2014,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “Growth in earning assets, and specifically loan growth at the retail banking segment, was one of our primary goals for 2015. Loans to third parties in the retail banking segment increased $57.0 million or 10.6 percent since December 31, 2014. Earnings at our mortgage banking segment continued to improve due to a 14.8 percent increase in loan origination volume in 2015 compared to 2014, and earnings at our consumer finance segment improved due to the effects of the net $16.3 million consumer finance loan portfolio purchased in the second quarter of 2015.”

“We are pleased with the Corporation’s financial results for the year ended December 31, 2015,” said Tom Cherry, President and Chief Financial Officer of C&F Financial Corporation. “We were able to increase income at all of our major business segments during the year, relative to 2014. We are very pleased to report solid progress toward achieving our key goal of driving loan growth; we were able to increase loans at both the retail banking and consumer finance segments and increase originations at the mortgage banking segment.  The loan growth in 2015, along with our strong capital and cash positions, leave us well positioned for 2016.”

Retail Banking Segment.    C&F Bank reported net income of  $5.6 million for both the year ended December 31, 2015 and 2014. For both the fourth quarter of 2015 and 2014, the Bank reported net income of $1.5 million.

Net income of the retail banking segment for the year and quarter ended December 31, 2015 remained comparable to net income for the corresponding periods in 2014.  The results for the full year and fourth quarter of 2015 were positively influenced by (1) the effects of loan growth on interest income, (2) a shift in deposit composition from time deposits to non-interest bearing demand deposits and non-term savings, money market and interest bearing deposits accounts, which pay lower interest rates, (3) a lower cost of borrowings resulting from the maturity of a portion of the Bank’s higher-rate FHLB advances and (4) cost savings related to the integration of Central Virginia Bank (CVB) into the Bank’s infrastructure.  Offsetting these positive factors were (1) a decline in the yield on the Bank’s investment and loan portfolios due to the effects of the low interest rate environment, coupled with a decline in the net accretion attributable to fair value accounting adjustments, as discussed below, and (2) higher personnel costs associated with generating commercial and small business loan growth.

The results for both the full year and fourth quarter of 2015 for the retail banking segment have been affected by the fair value accounting adjustments recorded in connection with the 2013 acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to their fair values as of the acquisition date. As a result, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the (1) amortization of the core deposit intangible and (2) higher depreciation expense associated with the buildings acquired in the CVB merger. The net accretion attributable to these adjustments was $1.3 million and $240,000, net of taxes ($2.0 million and $364,000 before taxes) for the year and quarter ended December 31, 2015, respectively, compared to $1.9 million and $523,000, net of taxes ($3.0 million and $804,000 before taxes) for the year and quarter ended December 31, 2014.

The Bank’s total nonperforming assets were $7.1 million at December 31, 2015, compared to $5.5 million at December 31, 2014. Nonperforming assets at December 31, 2015 included $6.2 million in nonaccrual loans, compared to $4.7 million at December 31, 2014, and $942,000 in other real estate owned (OREO), compared to $786,000 at December 31, 2014.  The increase in nonaccrual loans is primarily due to one customer relationship of $956,000 moving to nonaccrual status during 2015.  The remaining increase in nonaccrual loans was generally attributable to the credit deterioration of certain smaller balance loans, partially offset by principal payments on existing nonaccrual loans.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $677,000 for the year ended December 31, 2015, compared to net income of $411,000 for the year ended December 31, 2014.  For the fourth quarter of 2015, C&F Mortgage Corporation reported net income of $178,000, compared to net income of $115,000 for the fourth quarter of 2014.

The improvement in net income of the mortgage banking segment resulted from an increase in mortgage loan origination volume during both the year and quarter ended December 31, 2015,  compared to the same periods in 2014. The increase in loan originations resulted in higher gains on sales of loans and ancillary loan origination fees,  which were partially offset by an increase in production-based compensation.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $7.2 million for the year ended December 31, 2015, compared to net income of $6.9 million for the year ended December 31, 2014. For the fourth quarter of 2015, C&F Finance Company reported net income of $887,000, compared to net income of $876,000 for the fourth quarter of 2014.

At the end of the second quarter of 2015, the consumer finance segment purchased a $19.6 million loan portfolio and recorded a purchase discount of $3.3 million, which will be accreted into income over the remaining life of the portfolio.  The improvement in net income for the year ended December 31, 2015 was primarily due to the incremental income from the acquired loan portfolio, and an $803,000 decline in the provision for loan losses, offset by an increase in salary and other non-interest expense. The improvement in net income for the fourth quarter of 2015, compared to the fourth quarter of 2014, was due to the incremental income from the acquired loan portfolio, offset in large part by a $300,000 increase in the provision for loan losses.

Average loans during the year and quarter ended December 31, 2015 increased $705,000 and $1.8 million, respectively, compared to the same periods in 2014. The increase was due to the purchased portfolio described above,  somewhat offset by lower originations due to increased competition and loan pricing strategies that competitors used to grow market share.

The results of the consumer finance segment include a $15.5 million and $5.7 million provision for loan losses for the year and quarter ended December 31, 2015, respectively, compared to $16.3 million and $5.4 million for the year and quarter ended December 31 2014. The net charge-off ratio for the year ended December 31, 2015 was 5.50 percent, compared to 5.39 percent for the year ended December 31, 2014. The increase in this ratio for the year ended December 31, 2015 was due to net charge-offs related to the consumer finance loans purchased during the second quarter of 2015, which had the effect of increasing this ratio 56 basis points. The allowance for loan losses to total loans was 8.21 percent at December 31, 2015, compared to 8.50 percent at December 31, 2014. The decrease in this ratio at December 31, 2015 was primarily due to the inclusion of the consumer finance loans purchased during the second quarter of 2015, which were recorded at a discount and had the effect of reducing this ratio 32 basis points. While the Corporation expects the purchase discount accretion on this portfolio to mitigate the effect of losses on the purchased portfolio, this portfolio is routinely re-evaluated as part of the segment’s overall analysis of the adequacy of the allowance for loan losses. Management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, C&F Finance Company may need to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $955,000 for the year ended December 31, 2015, compared to a net loss of $587,000 for the year ended December 31, 2014. For the fourth quarter of 2015, other segments reported an aggregate net loss of $214,000, compared to a net loss of $67,000 for the fourth quarter of 2014. The higher losses during the year and quarter ended December 31, 2015 were due to an increase in (1) general corporate expenses and (2) interest expense at the holding company, which resulted from the utilization of interest rate swaps to manage the interest rate risk exposure of the Corporation’s trust preferred capital notes. Partially offsetting these negative factors were higher earnings from our wealth management subsidiary.

Capital and Dividends.    The Corporation declared dividends during the year ended December 31, 2015 totaling $1.22 per share.  The Corporation declared a quarterly cash dividend of 32 cents per share during the fourth quarter of 2015, which was paid on January 1, 2016. These dividends equate to a payout ratios of 33.2 percent and 47.1 percent of net income for the year and quarter ended December 31, 2015, respectively. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, expected future earnings, and certain changes to the regulatory capital framework, which began to apply to the Corporation and the Bank on January 1, 2015.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $38.34 per share on January 27, 2016.  At December 31, 2015, the book value of the Corporation was $38.12 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 13 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Adoption of New Accounting Standards. The Corporation adopted Accounting Standards Update (ASU) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects,” as of January 1, 2015. As permitted by the guidance, the Corporation has elected to amortize the initial cost of its investment in qualified affordable housing projects over the period in which the Corporation will receive tax credits, which approximates the proportional amortization method, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, the amortization related to these investments was recognized within noninterest expense. The Corporation adopted this guidance in the first quarter of 2015 with retrospective application as required by the ASU 2014-01. Prior period results and related information have been restated to conform to this presentation.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including continued relationships with major customers, deposit retention and expansion of C&F Bank’s brand recognition, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the automobile finance industry, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	12/31/2015	12/31/2014
	(unaudited)	**
Interest-bearing deposits in other banks	$143,264	$156,867
Investment securities - available for sale, at fair value	219,476	221,897
Loans held for sale, at fair value	44,000	28,279
Loans, net:
Retail Banking segment	595,196	538,222
Mortgage Banking segment	2,895	2,735
Consumer Finance segment	267,801	259,241
Restricted stocks, at cost	3,345	3,442
Total assets	1,405,076	1,338,187
Deposits	1,073,633	1,026,101
Repurchase agreements	17,093	19,436
Borrowings	160,168	147,591
Shareholders' equity	131,059	123,610

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(unaudited)		(unaudited)	**
Interest income	$22,118	$21,651	$87,049	$86,495
Interest expense	2,228	2,048	8,694	8,525
Provision for loan losses:
Retail Banking segment	-	-	-	-
Mortgage Banking segment	-	15	45	60
Consumer Finance segment	5,700	5,400	15,467	16,270
Noninterest income:
Gains on sales of loans	1,533	1,083	6,336	5,086
Other	3,760	3,606	14,378	14,319
Noninterest expenses:
Salaries and employee benefits	9,717	9,094	38,926	36,310
Other	6,792	6,561	27,248	27,246
Income tax expense	667	805	4,853	5,145
Net income	2,307	2,417	12,530	12,344
Earnings per common share - assuming dilution	0.68	0.71	3.68	3.59
Earnings per common share - basic	0.68	0.71	3.68	3.63

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,441	19,851	80,177	79,246
Interest income on securities-FTE	2,128	2,283	8,727	9,186
Total interest income-FTE	22,663	22,224	89,268	88,810
Net interest income-FTE	20,435	20,176	80,574	80,285

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

**Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Segment Information	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(unaudited)		(unaudited)	**
Net income - Retail Banking	$1,456	$1,493	$5,629	$5,578
Net income - Mortgage Banking	178	115	677	411
Net income - Consumer Finance	887	876	7,179	6,942
Net loss - Other and Eliminations	(214)	(67)	(955)	(587)
Mortgage loan originations - Mortgage Banking	125,289	114,957	549,287	478,641
Mortgage loans sold - Mortgage Banking	125,171	122,588	533,566	486,241

	For The		For The
	Quarter Ended		Year Ended
Average Balances	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(unaudited)		(unaudited)	**

Interest-bearing deposits in other banks and federal funds sold	$141,842	$147,652	$146,622	$157,205
Investment securities - available for sale, at amortized cost	211,902	213,617	212,669	210,669
Loans held for sale	37,333	27,976	41,269	29,040
Loans:
Retail Banking segment	600,145	543,827	576,978	539,839
Mortgage Banking segment	3,468	2,841	3,403	2,808
Consumer Finance segment	289,660	287,847	283,966	283,261
Restricted stocks, at cost	3,345	3,551	3,356	3,838
Total earning assets	1,287,695	1,227,311	1,268,263	1,226,660
Total assets	1,386,932	1,326,403	1,365,944	1,324,355

Time, checking and savings deposits	858,125	842,846	857,583	846,454
Borrowings	179,012	168,437	173,187	170,101
Total interest-bearing liabilities	1,037,137	1,011,283	1,030,770	1,016,555
Demand deposits	196,057	169,460	185,774	166,928
Shareholders' equity	130,453	123,612	126,909	119,611

Asset Quality	12/31/2015	12/31/2014
	(unaudited)	**
Retail Banking
Loans, excluding purchased loans	$525,283	$447,614
Purchased performing loans[1]	67,022	80,146
Purchased credit impaired loans[1]	13,908	21,424
Total loans	$606,213	$549,184

Nonaccrual loans[2]	$5,615	$4,114
Purchased performing-nonaccrual loans[3]	542	603
Total nonaccrual loans	6,157	4,717
Other real estate owned (OREO)[4]	942	786
Total nonperforming assets[5]	$7,099	$5,503

Accruing loans past due for 90 days or more[6]	$761	$14

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,080	$5,549
Purchased performing TDRs[7]	264	278
Total TDRs	$5,344	$5,827

Allowance for loan losses (ALL)	$11,017	$10,961
Nonperforming assets to loans and OREO	1.17%	1.00%
ALL to total loans, excluding purchased credit impaired loans	1.86%	2.08%
ALL to total nonaccrual loans	178.93%	232.37%
Net (recoveries) charge-offs to average loans	(0.01)%	0.06%

Mortgage Banking
Nonaccrual loans	$-	$187
Total Loans	$3,493	$3,288
ALL	$598	$553
Nonperforming loans to total loans	n/a	5.69%
ALL to loans	17.12%	16.82%
ALL to nonaccrual loans	n/a	295.72%

Consumer Finance
Nonaccrual loans	$830	$1,040
Accruing loans past due for 90 days or more	$-	$-
Total loans	$291,755	$283,333
ALL	$23,954	$24,092
Nonaccrual loans to total loans	0.28%	0.37%
ALL to total loans	8.21%	8.50%
Net charge-offs to average total loans	5.50%	5.39%

[1]

The loans acquired from CVB are tracked in two separate categories: "purchased performing" and "purchased credit impaired." The fair value adjustments for the purchased performing loans are $932,000 at 12/31/15 and $1.1 million at 12/31/14 for interest and $3.0 million at 12/31/15 and $3.8 million at 12/31/14 for credit. The fair value adjustments for the purchased credit impaired loans are $4.0 million at 12/31/15 and $5.1 million at 12/31/14 for interest and $7.8 million at 12/31/14,  and $10.0 million at 12/31/14 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.5 million at 12/31/15, and $2.0 million at 12/31/14.
[3]	Purchased performing-nonaccrual loans are presented net of fair value interest and credit marks totaling $247,000 at 12/31/15 and $249,000 at 12/31/14.
[4]	OREO is recorded at its estimated fair value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more includes $172,000 of purchased credit impaired loans at 12/31/15.
[7]	Purchased performing TDRs are accruing and are presented net of fair value interest and credit marks totaling $8,300 at 12/31/15 and $9,200 at 12/31/14.

	As Of and For The		As Of and For The
	Quarter Ended		Year Ended
Other Data and Ratios	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(unaudited)		(unaudited)	**
Annualized return on average assets	0.67%	0.73%	0.92%	0.93%
Annualized return on average common equity	7.07%	7.82%	9.87%	10.32%
Annualized net interest margin	6.31%	6.53%	6.35%	6.55%
Dividends declared per common share	$0.32	$0.30	$1.22	$1.19
Weighted average common shares outstanding - assuming dilution	3,406,024	3,405,695	3,401,834	3,436,278
Weighted average common shares outstanding - basic	3,404,817	3,405,201	3,401,426	3,404,112
Market value per common share at period end	$39.00	$39.74	$39.00	$39.74
Book value per common share at period end	$38.12	$36.09	$38.12	$36.09
Price to book value ratio at period end	1.02	1.10	1.02	1.10
Price to earnings ratio at period end (ttm)	10.60	11.07	10.60	11.07

**Derived from audited consolidated financial statements.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	12/31/2015			12/31/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,414	$27	$20,441	$19,841	$10	$19,851
Interest income on securities	1,610	518	2,128	1,720	563	2,283
Total interest income	22,118	545	22,663	21,651	573	22,224
Net interest income	19,890	545	20,435	19,603	573	20,176

	For The Year Ended
	12/31/2015			12/31/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$80,102	$75	$80,177	$79,207	$39	$79,246
Interest income on securities	6,583	2,144	8,727	6,910	2,276	9,186
Total interest income	87,049	2,219	89,268	86,495	2,315	88,810
Net interest income	78,355	2,219	80,574	77,970	2,315	80,285

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”